Exhibit 3.17

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

LIMITED BRANDS SERVICE COMPANY, LLC

The undersigned, being the Executive Vice President—General Counsel of the manager of the sole member of Limited Brands Service Company, LLC (the “Company”), a limited liability company organized and existing under the Delaware Limited Liability Company Act, the Certificate of Formation of which was filed with the office of the Secretary of State of the State of Delaware on January 29, 2011, does hereby certify:

1.	The name of the Company is Limited Brands Service Company, LLC.

2.	The first statement of the Certificate of Formation of the Company is hereby amended and restated to read in its entirety as follows:

1. The name of the limited liability company is L Brands Service Company, LLC.

3.	The effective date of the aforesaid amendment is October 1, 2013.

4.	The undersigned officer of the manager of the sole member of the Company is authorized to execute this Certificate of Amendment of Certificate of Formation and cause it to be filed with the office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, I have executed this Certificate of Amendment as of this 27th day of September, 2013.

/s/ Douglas L. Williams
Douglas L. Williams, Executive Vice President – General Counsel of Intimate Brands, Inc., the Manager of Intimate Brands Holding, LLC, the sole member of Limited Brands Service Company, LLC